EXHIBIT 10.22

LICENSE AGREEMENT

This License Agreement (“Agreement”) is made this 4th day of April, 2019 (the “Effective Date”), by and among Bioxytran, Inc. (“Licensee”), a Nevada corporation, and MDX Lifesciences, Inc. (“MDX”), a Delaware corporation.

RECITALS:

A. Avraham Mayevsky (“Mayevsky”) has contributed to MDX the “MDX Viewer” (as defined below) and (as defined below) that measure mitochondrial functions in humans through the urethra which has received FDA approval, together with certain patents and knowhow relating thereto.

B. MDX desires to grant, and Licensee desires to obtain, an exclusive, worldwide, royalty- free license to the “Subject Technology” (as defined below) in certain fields of use as measurement system for tissue health for Licensee’s compounds in accordance with all of the terms of this Agreement.

C. Licensee will provide funds to, and assist, MDX in modifying the MDX Viewer and developing a new probe to measure tissue health for Licensee’s compounds.

D. MDX is an Affiliate (as defined below) of Licensee, and MDX and Licensee desire to enter into an arm’s length relationship in connection with the licensing of the Subject Technology so this Agreement has been independently reviewed by Mayevsky and he has recommended to the Board of Directors of MDX to enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

Definitions

As used herein, the following definitions and terms shall have the designated meanings:

1.1. “Action” shall mean any claim, action, suit or proceeding, whether civil or criminal, or in law or equity and including any arbitration.

1.2. “Affiliate” of any entity shall mean any other entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the first entity. Control shall mean owning at least 50 percent of the total voting power of the entity.

1.3. “Confidential Information” shall mean means and includes all technical information, inventions, developments, discoveries, software, know-how, methods, techniques, formulae, data, processes and other proprietary ideas, whether or not patentable or copyrightable, regardless, whether the disclosing party identifies such information as confidential or proprietary, in the case of Licensee relating in any manner to Licensee’s compounds, or in the case of MDX, related to the MDX Viewer or Flat Probe or any derivative information thereof, at the time it is delivered or communicated to a party (the “receiving party”) by a party (the “disclosing party”) or their respective employees, agents or consultants, excluding any information which:

(a) is or becomes publicly available through no fault of the receiving party; or

(b) is disclosed to the receiving party by a third party who, to the best of the receiving party’s knowledge, is lawfully in possession of the same and has the right to make such disclosure; or

(c) has been independently developed by the receiving party without reference to the information disclosed to the receiving party by the disclosing party or its employees, agents or consultants.

1.4. “Expiration” or “Expired” shall mean with respect to a particular patent, the patent’s expiration, abandonment, cancellation, disclaimer, award to another party other than MDX or an Affiliate of MDX in an interference proceeding, or declaration of invalidity or unenforceability of all claims thereof by a court or other authority of competent jurisdiction (including a re-examination or reissue proceeding) from which no further appeal has or can be taken. References to an “Unexpired” patent shall mean a patent that has not Expired.

1.5. “Field of Use” shall mean any applications using the MDX Viewer or Flat Probe technology, or any modified, improved or derivative product based on the MDX Viewer, Flat Probe technology or Subject Technology used to monitor or measure oxygen, any other molecule, any compound, tissue health or metabolic functions in human or animal cells or tissue that is used in connection with testing the efficacy of Bixoytran’s compound BXT-25 or any other molecule or compound developed by Licensee.

1.6. “Law” shall mean any law, regulation, rule, ordinance or governmental regulation or guideline or any judicial, administrative or arbitration, order or award, judgment, writ, injunction or decree which is applicable to a person or by which a person is bound.

1.7. “Licensed Products” shall mean MDX Viewer and/or Flat Probe, any manufactured, modified, improved or derivative product based on the MDX Viewer or Flat Probe technology and/or the Subject Technology as used by Licensee within the purposes set forth in the Field of Use.

1.9. “Product Liability Claims” shall mean claims for personal injury or death based on alleged breach of product warranty, strict liability in tort, or negligent product design or manufacture.

1.10. “Subject Technology” shall mean (i) the MDX Viewer and Flat Probe, (ii)  the issued patents, and patents arising out of the patent applications, listed on Exhibit A hereto, (iii) all reissues, continuations, continuations-in-part, extensions, reexaminations, and foreign counterparts thereof, (vi) all inventions, disclosures, trade secrets and know-how owned by MDX prior to and subsequent to the date of this Agreement which relate specifically to the MDX Viewer and Flat Probe and (v) those improvements, enhancements and modifications to any technology set forth in subclauses (i) – (iv) of this paragraph and as additionally identified in Section 2.6(b) hereof. The Subject Technology does not include any trademarks, trade names or service marks owned or used by MDX.

1.12. “Territory” shall mean the entire world.

1.13. “Flat Probe” shall mean the FDA approved probe developed by MDX and approved by the FDA inserted in the urethra and any probe, product or system based on the Subject Technology, or as otherwise developed by MDX or jointly developed by MDX and Licensee, intended to monitor or measure oxygen, any other molecule, any compound, tissue health or metabolic functions in human or animal cells or tissue within the Field of Use.

1.14. “MDX Viewer” shall mean any tissue metabolic state technology, including, but not limited to in-vivo tissue spectroscopy developed by MDX approved by the FDA and any other product or system based on the Subject Technology, or as otherwise developed by MDX or jointly developed by MDX and Licensee intended to monitor or measure oxygen, any other molecule, any compound, tissue health or metabolic functions in human or animal cells or tissue within the Field of Use.

ARTICLE 2

License; Term and Termination

2.1. License Grant. Subject to the terms and provisions hereof, MDX hereby irrevocably grants (subject to the terms of this Agreement) a royalty-free and exclusive license to the Subject Technology within the Field of Use throughout the Territory and Licensee shall pay MDX the licensing fee set forth in Section 3.1 hereof.

2.2. Term of License. Unless otherwise terminated under provisions of this Article 2, this Agreement and the licenses granted under Section 2.1 shall continue in perpetuity.

2.3. Termination.

(a) If Licensee materially breaches any of the material terms, conditions or agreements of this Agreement, then MDX may terminate this Agreement, at its option, and without prejudice to any of its other legal and equitable rights and remedies, including, but not limited to, seeking monetary damages and/or an injunction, by giving Licensee One Hundred Twenty (120) days’ notice in writing, particularly specifying the breach. Such notice of termination shall not be effective if Licensee cures the specified breach within such One Hundred Twenty (120) day period. During such 120-day period, one or more executive officers of each party (meaning for purposes hereunder any vice president or higher level officer and in the case of MDX, Mayevsky) shall meet or correspond to discuss such alleged breach and/or attempted cure thereof, and use their best efforts to resolve any dispute between the parties with respect thereto; provided that if any such dispute is not resolved to MDX’s reasonable satisfaction, then MDX may terminate this Agreement without prejudice to any of its other legal and equitable rights and remedies including, but not limited to, seeking monetary damages and/or an injunction. Licensee may terminate this Agreement at any time in its discretion upon One Hundred Twenty (120) days’ prior written notice. Termination of this Agreement shall not result in any refund to Licensee of any consideration previously paid to MDX. The parties acknowledge that, with respect to any other breaches by Licensee of the terms, conditions or agreements of this Agreement, MDX may pursue its full legal and equitable rights and remedies against Licensee, including, but not limited to, seeking monetary damages and/or an injunction.

(b) Either party may, by written notice to the other party (which notice shall be effective upon receipt), terminate this Agreement in the event that such other party becomes insolvent, makes an assignment for the benefit of creditors, goes into liquidation or receivership or otherwise loses legal control of its business.

(c) The parties acknowledge and agree that all rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(52) of the Bankruptcy Code, and that each party, as a licensee hereunder, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

2.5. Delivery and Return of Confidential Information. Upon termination of this Agreement or the licenses granted hereunder as provided herein, each party shall within 30 days of such termination return to the other party all of the other party’s Confidential Information. Notwithstanding the foregoing each party shall have the right to retain one copy of such other party’s Confidential Information in its legal department files for archival purposes only.

2.6. Know-How Transfer; Improvements; Access to MDX’s Employees and Consultant.

(a) Promptly after the Effective Date, MDX shall provide to Licensee copies of all tangible Subject Technology not previously disclosed to Licensee.

(b) Upon reasonable notice by Licensee to MDX, MDX will provide the services, and make available Mayevsky and the scientific staff of MDX to meet with Licensee to disclose to Licensee on MDX’s behalf those trade secrets and know-how included within the Subject Technology to allow Licensee to better understand and practice the inventions disclosed therein and to make improvements thereon in order to provide with and MDX Viewer and Probe to monitor or measure oxygen, any other molecule, any compound, tissue health or metabolic functions in human or animal cells or tissue within the Field of Use by Licensee.

(c) MDX shall provide written waivers from any non-compete and confidentiality obligations of Mayevsky and such MDX employees to the extent necessary to permit the disclosures and consulting contemplated under Section 2.6(b).

ARTICLE 3

License Fee

3.1. License Fee. Licensee shall pay MDX on or about the time the Licensee raises $3,000,000, or at such time as otherwise agreed by MDX and Licensee, a payment of Five Hundred Thousand Dollars ($500,000) by wire transfer of such amount in immediately available funds to an account designated by MDX. Licensee shall pay MDX for the development efforts set forth in Section 2.6(b) hereof to improve the Subject Technology at cost plus 20% and reimburse MDX for any reasonable travel and lodging expenses.

ARTICLE 4

Additional Obligations

4.1. Restrictions on Use. Licensee will use all reasonable efforts to ensure that all Licensed Products designed, developed, manufactured or sold by Licensee are not used outside of the Field of Use.

4.2. Confidentiality. The parties acknowledge that the patent applications listed in Exhibit A hereto, the inventions claimed therein, and all trade secrets and know-how included within the Subject Technology constitute “Confidential Information” of MDX, subject to the exceptions set forth in Section 1.3. Each party agrees not to disclose or use any of the other party’s Confidential Information except as expressly permitted in connection with the exercise of its rights hereunder. Each party shall not disclose the other party’s Confidential Information to any employee or consultant unless such employee or consultant is obligated under a confidentiality agreement to maintain such other party’s Confidential Information in strict confidence, and not to use such information other than, in accordance with the terms of this Agreement. Each party agrees to hold the other party’s Confidential Information in strict confidence and treat it with not less than the same degree of care to avoid disclosure as such party employs with respect to its own information of like importance.

4.3. Infringement by Third Party. Licensee shall promptly notify MDX and MDX shall promptly notify Licensee in writing if MDX or Licensee knows or has reason to believe that the rights of MDX or Licensee relating to the Subject Technology are being infringed by a third party.

ARTICLE 5

Intellectual Property

5.1. No Representation or Warranty. EXCEPT AS PROVIDED IN ARTICLE 6, MDX MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT TECHNOLOGY OR ANY LICENSED PRODUCTS, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, PATENTABILITY, PATENT VALIDITY, NON-INFRINGEMENT, OR WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.

5.2. Control of Subject Technology.

(a) MDX shall have the sole and exclusive right, in MDX’s absolute discretion and at its sole expense, to prosecute any alleged infringement, misappropriation or misuse of the Subject Technology: (i) outside the Field of Use, and shall retain all proceeds from prosecution up to the amount of any expenses of prosecution and investigation as well as retain all proceeds from prosecution in excess of expenses of prosecution and investigation, and (ii) in the Field of Use, and shall retain all proceeds from prosecution up to the amount of any expenses of prosecution and investigation and shall retain fifty percent (50%) of all proceeds from such prosecution in excess of expenses of prosecution and investigation and shall pay the balance to the Licensee. If MDX decides at any time not to commence or continue to prosecute any alleged infringement, misappropriation or misuse of the Subject Technology in the Field of Use, it shall so notify Licensee in writing, and Licensee shall have the right, in its absolute discretion, to commence or continue such prosecution. If Licensee chooses to commence or continue such prosecution, Licensee shall fully fund such prosecution at its sole expense and shall retain all proceeds from prosecution up to the amount of any expenses of prosecution and investigation as well as retain one hundred percent (100%) of all proceeds from prosecution in excess of expenses of prosecution and investigation. At the request of the party prosecuting a suit, the other party shall cooperate with the party prosecuting the suit in any such legal action either party may prosecute or defend under this Section 5.2(a).

5.3. Indemnification.

(a) Licensee shall indemnify, defend and hold harmless MDX and MDX’s respective officers, directors, shareholders, employees and agents (collectively, all such indemnitees are referred to in this Section 5.3(a) as “MDX Indemnitees”) against and in respect of any and all claims, demands, losses, obligations, liabilities, damages (and including without limitation compensatory and punitive damages), deficiencies, Actions, settlements, judgments, costs and expenses which the MDX Indemnitees may incur or suffer or with which it may be faced (including reasonable costs and legal fees incident thereto or in seeking indemnification therefor) arising out of or based upon (i) any Product Liability Claims resulting from development, manufacture, use, or sale of any Licensed Product by Licensee or any sublicensee or third party permitted under Section 2.2, or (ii) any breach of this Agreement by Licensee.

(b) MDX shall indemnify and hold harmless Licensee and its respective officers, directors, shareholders, employees and agents (collectively, all such indemnitees are referred to in this Section 5.3(b) as “Licensee Indemnitees”) against and in respect of any and all demands, losses, obligations, liabilities, damages (and including without limitation compensatory and punitive damages), deficiencies, Actions, settlements, judgments, costs and expenses which the Licensee Indemnitees may incur or suffer or with which it may be faced (including reasonable costs and legal fees incident thereto or in seeking indemnification therefor) arising out of or based upon any breach of this Agreement by MDX.

5.4. Limitation on Liability. In no event shall MDX’s liability under this Agreement exceed the amount actually paid to MDX by Licensee as a licensing fee regardless of the form or basis of the action or claim, except with respect to (i) the grant by MDX of any license under the Subject Technology to make, have made, use or sell MDX Viewer in the Field of Use that are Licensed Products, in the Territory, to any third party; (ii) the manufacture, use or sale by MDX of MDX Viewer in the Field of Use that are Licensed Products, in the Territory; (iii) breach by MDX of its obligations of non-disclosure and non-use under Section 4.2, or (iv) breach by MDX of its representations and warranties under Article 6.

5.5. Licensee Regulatory Interaction Rights. Notwithstanding Section 5.2 above, interaction with the regulatory agencies in any country, including, without limitation the FDA, concerning MDX Viewer or Flat Probe of Licensee in the Field of Use shall be exclusively conducted by Licensee and Licensee shall be the official company sponsor. Subject to Section 5.3(a) hereof, Licensee shall have complete authority to act as Licensee, in its sole discretion, deems appropriate with respect to any such regulatory matter.

5.7. Trademark. Nothing in this Agreement shall be deemed to grant to Licensee any right to use the trademark “MDX”, the MDX corporate logo, or any other trademark owned by MDX or its Affiliates.

ARTICLE 6

Representations & Warranties

6.1. Organization. Each party represents and warrants to the other party that such party is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

6.2. Authorization of Transaction. Each party represents and warrants to the other party that it has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. All necessary corporate proceedings (including any necessary approval by the board of directors) have been taken by such party to duly authorize the execution, delivery, and performance of this Agreement by such party. This Agreement constitutes the valid and legally binding obligation of such party, enforceable against such party in accordance with its terms and conditions.

6.3. No Conflicts. MDX represents and warrants to Licensee that it has not entered into any inconsistent prior obligations concerning the Subject Technology that would prevent Licensee from exercising the rights being licensed to it hereunder.

6.4. No Claims. MDX represents and warrants to it has not received written notification from a third party that the manufacture, use, importation or sale of the License Products under the license granted herein under the Subject Technology will infringe any patents, copyrights, trade secrets or any other intellectual property rights of any third parties.

6.5. Rights to License. MDX represents and warranties that it has all rights necessary to enter into this Agreement with Licensee, including, without limitation, all licenses and assignments from Mayevsky of the Subject Technology required to permit this license to Licensee under this Agreement.

ARTICLE 7

Miscellaneous

7.1. Assignment. Either party may assign or otherwise transfer its rights and obligations under this Agreement to any successor in interest (by merger, share exchange, combination or consolidation of any type, operation of Law, purchase or otherwise), provided that such assignee or successor agrees to be bound by the terms hereof, and provided further that in the event of such an assignment by Licensee, Licensee’s consulting agreement with [*], if any, pursuant to Section 2.6 and Licensee’s right of notice pursuant to Section 2.7 shall terminate effective upon such transfer and assignment. Except as set forth above, Licensee may not assign or otherwise transfer its rights and obligations under this Agreement and any attempt to so assign or otherwise transfer its rights and obligations under this Agreement shall represent a breach of the Agreement.

7.2. Entire Agreement. This Agreement, together with the Exhibits hereto, the Investor Agreement and the Investors’ Rights Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous proposals or agreements, oral or written, and all negotiations, conversations or discussions heretofore had between the parties related to the subject matter of this Agreement.

7.3. Survival. Articles 4 and 7 and Section 5.3 shall survive termination or expiration of this Agreement for any reason and continue thereafter in full force and effect.

7.4. Waiver, Discharge, etc. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties to this Agreement by their duly authorized representatives. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part of it or the right of either party after any such failure to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

7.5. Execution in Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

7.6. Titles and Headings: Construction. The titles and headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

7.7. Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective permitted successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.8. Notices. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally, overnight mail or by telecopy (receipt confirmed) to such party (or, in the case of an entity, to an executive officer of such party) or shall be given by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to Licensee, to:

Bioxytran, Inc.
233 Needham St., Ste 300,
Newton, MA 02464
Att: Ola Soderquist

and if to MDX, to:

MDX Lifesciences, Inc.
23 Hameshorer St.
Ramat Gan, 5265023, Israel
Avraham Mayevsky

Licensee or MDX may change their respective above-specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail).

7.9. Severability. If any provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable Law and shall be enforced as amended.

7.10. Governing Law. This Agreement shall be construed in accordance with Massachusetts law, excluding its choice of law provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this License Agreement to be executed in the manner appropriate to each, effective as of the date first above written.

BIOXYTRAN, INC.

By:	/s/ David Platt
Name:	David Platt
Title:	Chief Executive Officer

MDX LIFESCIENCES, INC.

By:	/s/ Avraham Mayevsky
Name:	Avraham Mayevsky
Its:	Chief Technology Officer

Exhibit A

Subject Technology

APPLICATION INFORMATION

Application Number: unassigned

Application Type: Provisional

Subject Matter: Utility

Title: Tissue Metabolic Score for Patient Monitoring

Attorney Docket Number:: MDX-P01-01

Small Entity: Yes